EX-28.d.3.d.1
EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE MUTUAL FUNDS,
NATIONWIDE FUND ADVISORS
AND
ABERDEEN ASSET MANAGEMENT INC.
Effective October 1, 2007
Amended ___, 2010*

Funds of the Trust	Advisory Fees
Nationwide Fund	0.27% on all Subadviser assets

*	As approved by the Board of Trustees at its meeting held on September 14, 2010.
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     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By: Name:
Title:

ADVISER
NATIONWIDE FUND ADVISORS

By: Name:
Title:

SUBADVISER
ABERDEEN ASSET MANAGEMENT INC.

By: Name:
Title: